Exhibit 10.2

ASSET PURCHASE AND SALE AGREEMENT

BY AND AMONG

SANMINA-SCI CORPORATION

SANMINA-SCI SYSTEMS SINGAPORE PTE. LTD.

AND

ADAPTEC MANUFACTURING (S) PTE. LTD.

Dated as of December 23, 2005

i

EXHIBITS

Exhibit A –Transition Services Agreement
Exhibit B – Employee Secondment Agreement
Exhibit C – Facility Transfer Agreement
Exhibit D – Supply Agreement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2005, by and among Sanmina-SCI Corporation, a Delaware corporation (“Parent”), Sanmina-SCI Systems Singapore Pte. Ltd., a company incorporated in Singapore and a wholly-owned subsidiary of Parent (“Buyer”) and Adaptec Manufacturing (S) Pte. Ltd., a company incorporated in Singapore (“Seller”).  Parent, Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Seller is engaged the Business at the facility listed on Schedule A (the “Facility”).  For purpose of this Agreement, the “Business” means the printed circuit board assembly manufacturing and storage system manufacturing currently conducted by Seller using the Purchased Assets at the Facility, which Business will be transferred to Buyer pursuant to this Agreement.

B.            Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, the Purchased Assets of Seller described herein, and Seller desires Buyer to assume the Assumed Liabilities, which Buyer would agree to assume on the terms and subject to the conditions set forth herein.

C.            The Board of Directors of each of Parent, Buyer and Seller believes it is in the best interests of its respective corporation and shareholders that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

D.            Parent, Buyer and Seller desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).  Certain other terms are defined in the text of this Agreement.

(a)           “Actions or Proceeding” means any action, suit, proceeding, or arbitration.

(b)           “Affiliate” means any Person that directly or indirectly, through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

(c)           “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory and goods.

(d)           “Assumed Liabilities” has the meaning set forth in Section 2.2(b).

(e)           “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets of such Person, including without limitation financial statements, Tax Returns, budgets, reliability and cost data, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

(f)            “Business Day” shall mean a day other than Saturday and Sunday or any day on which banks located in the Republic of Singapore or the State of California are authorized or obligated to close.

(g)           “Closing Fixed Asset and Inventories Statement” means the statement of Closing Net Asset Value of Fixed Assets and Inventories based on the unaudited pro forma balance sheet in respect of the Business as of the Closing Date, prepared in accordance with generally accepted accounting principles as consistently applied by Seller in Seller’s preparation of its periodic financial statements in each of the three quarters which precede the Closing Date (other than the omission of notes and normal reoccurring adjustments).

(h)           “Closing Date” means the date which is two (2) business days following the satisfaction or, if permitted pursuant to the terms of Article VII hereof, waiver of the conditions to Closing set forth in Article VII hereof, or at such other place and such other time or date as the parties hereto shall mutually agree.

(i)            “Closing Documents” means all those documents, deeds and other instruments which are required by the Definitive Agreements or by operation of law for the consummation of the purchase and sale of the Purchased Assets pursuant to this Agreement and the Ancillary Agreements and the other transactions contemplated thereby (the “Transaction”).

(j)            “Closing Net Asset Value” shall mean the following:

(i)            an amount equivalent to the standard cost of Inventories as of November 4, 2005 on the books of Seller on the Closing Date and, to the extent Inventories did not have standard cost on the books of Seller as of November 4, 2005, standard cost as of the Closing Date; plus

(ii)           an amount equivalent to the net book value of Fixed Assets on the books of Seller as of the Closing Date.

(k)           “Critical Employees” shall mean the mean the Employees identified on Schedule 5.7 hereto.

(l)            “Definitive Agreements” means this Agreement, the Ancillary Agreements and the other the binding, detailed and definitive agreements to be executed between the Parties in respect of the Transaction.

(m)          “Employee” means each employee or consultant of Seller, including without limitation Transferred Employees, who is employed in connection with the Business.

(n)           “Employee Secondment Agreement” shall mean that certain agreement substantially in the form attached as Exhibit B hereto pursuant to which certain employees of Seller engaged in the Business will be seconded to Buyer.

(o)           “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unnaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any benefit plan, employment agreement or otherwise relating to an Employee and his or her employment with Seller.

(p)           “Escrow Agreement” shall mean the escrow agreement in the form reasonably agreed upon by Buyer, Seller and Citibank, N.A. (or such other escrow agent as Seller and Buyer shall agree), as escrow agent (the “Escrow Agent”).

(q)           “Excluded Liabilities” has the meaning set forth in Section 2.2(c).

(r)            “Execution Date” means the date of the signing and execution of the Definitive Agreements.

(s)           “Expensed Items” means supplies and similar consumable material on hand at the Facility that are related to and of a nature customarily used in the Business (other than such supplies and materials associated with any Excluded Assets).

(t)            “Facility” means the facility used in the operation of the Business and located at the location set forth on Exhibit A, including all leasehold and facility improvements thereto and fixtures.

(u)           “Facility Transfer Agreement” means the agreement substantially in the form attached as Exhibit C hereto pursuant to which ownership of the Facility will be transferred to Buyer.

(v)           “Fixed Assets” means all items of plant, equipment, machinery, tools, furniture and furnishings, office materials and supplies and other fixed assets listed or described in Schedule 1.1(v) as of the Closing Date, provided, however, that as defined herein Fixed Assets shall not include any of the Excluded Assets and the Facility, including the Facility, leasehold improvements and fixtures or any buildings or other structures, information technology systems (other than Purchased IT Systems) or custom equipment, including but not limited to custom, Business-specific test fixtures, that can only be used in the Business and is not readily adaptable to alternative uses and including equipment utilized by the ASIC and desktop software group engineering teams of Seller that are located at the Facility.

(w)          “Governmental Body” means any:

(i)            nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)           federal, provincial, state, local, municipal, foreign, or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv)          multi-national organization or body; or

(v)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(x)            “GST Tax Amount” shall mean an amount equal to Singapore Goods and Services Tax (“GST”) that may be chargeable in respect of the sale of the Purchased Assets under this Agreement.

(y)           “Indebtedness” of any Person means all monetary obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

(z)            “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

(aa)         “Inventories” means all good production ready inventories of raw materials and work in process listed on Schedule 1.1(aa) as of the Closing Date.  Schedule 1.1(aa) shall include Inventories which, based on firm, non-cancelable customer purchase orders or customer forecasts, which Seller believes will be used in products to be delivered to Seller within the six (6) month period following the Closing Date.  For purposes of Section 6.2 hereof, the term “Inventories” shall also include material, components and other supplies acquired by Seller pursuant to purchase orders or other Assigned Contracts assumed by Sellers hereunder as of the Closing Date.  Inventories shall not include finished goods.

(bb)         “Law” means any law, statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law of the United States, any foreign country or any U.S., Singapore or foreign state, county, city or other political subdivision or of any Governmental Body.

(cc)         “Liability” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

(dd)         “Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic’s, materialmen’s, and similar liens with respect to any amounts not yet due and payable, and (b) customary liens for Taxes not yet due and payable.

(ee)         “Material Adverse Effect” means with respect to (i) Parent or Buyer, any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance or condition (financial or otherwise) of such Party, which is material to Parent and Buyer, taken as a whole, and (ii) with respect to Seller, any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance or condition (financial or otherwise) of such Party which is material to the Business taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered:  (a) changes in laws, rules or regulations of general applicability or interpretations thereof by governmental entities, and (b) any effects resulting from the announcement of this Agreement in accordance with this Agreement.

(ff)           “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(gg)         “Order” means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final).

(hh)         “Permit” shall mean the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing.

(ii)           “Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(jj)           “Preliminary Fixed Asset and Inventories Statement” means the statement of Preliminary Net Asset Value of Fixed Assets and Inventories based upon Seller’s good faith estimate of the unaudited pro forma balance sheet in respect of the Business as of the Closing Date prepared in accordance with generally accepted accounting principles as consistently applied by Seller in Seller’s preparation of its periodic financial statements in each of the three quarters which precede the Closing Date (other than the omission of notes and normal reoccurring adjustments).

(kk)         “Preliminary Net Asset Value” shall mean the following:

(i)            an amount equivalent to the standard cost of Inventories as of November 4, 2005 on the books of Seller on the Closing Date and, to the extent Inventories did not have standard cost on the books of Seller as of November 4, 2005, standard cost as of the Closing Date; plus

(ii)           an amount equivalent to the net book value of Fixed Assets on the books of Seller as of the Closing Date

(ll)           “Purchased IT Systems” are those systems set forth on Schedule 1.1(ll).

(mm)       “Purchase Order” means all material, components and other supplies to be acquired by Seller pursuant to purchase orders listed on Schedule 1.1(mm) which are not Inventory or Expensed Items.  Schedule 1.1(mm) shall include purchase orders for material, components and other supplies which, based on firm, non-cancelable customer purchase orders or customer forecasts, Seller reasonably believes will be used in products to be delivered to Seller within the six (6) month period following the Closing Date after taking into account the Inventory set forth on Schedule 1.1(aa).

(nn)         “Purchase Price” means an amount equal to the Preliminary Net Asset Value (as adjusted pursuant to Section 2.4) (the “Preliminary Net Asset Value Amount”) plus the purchase price of the Facility (the “Facility Purchase Price”) of $9.5 million.

(oo)         “Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

(pp)         “Seller’s Retained Environmental Liabilities” means any liability, obligation, judgment, penalty, fine, cost or expense, (including reasonable attorneys’ fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person (an “Environmental Liability”) with respect to: (i) the presence on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of any Business Facility (other than any Hazardous Material in Inventory Fixed Asset and Expenses Items), or known by Seller to be migrating to any Business Facility as of the Closing Date (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) the exposure of any Person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any activities of the operation of the printed circuit board assembly manufacturing and storage system manufacturing business conducted by Seller in Singapore prior to the Closing, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws by the Seller or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with the operation of the Business prior to the Closing Date; (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing that they existed as of the Closing Date and (vi)  Section 1.1(pp)(iv) to the extent it continues during the six (6) month period following the Closing Date; provided, however, that to the extent Buyer becomes aware of any of the foregoing during the six (6) month period following the Closing Date and such liability arises from Buyer’s continued operation of the Business, Buyer shall promptly notify and confer with Seller and shall take reasonable steps to mitigate and if appropriate remediate such noncompliance provided that Seller shall reimburse Buyer for reasonable costs incurred therefore.  For the avoidance of doubt, such remediation costs shall be included in Seller’s Retained Environmental Liabilities.  The foregoing notwithstanding, an Environmental Liability shall not be considered a Seller’s Retained Environmental Liability to the extent it arises from Buyer’s negligent actions.

(qq)         “Subsidiaries” means any and all corporations, partnerships, joint ventures, associations and other entities controlled by the applicable Person directly or indirectly through one or more intermediaries.

(rr)           “Supply Agreement” means that certain Supply Agreement attached hereto as Exhibit D entered into by Buyer and Seller as of the date hereof relating to the provision of manufacturing services by Buyer.

(ss)         “Transferred Employee” means any Employee or other individual currently providing services to Seller who becomes an employee of Buyer as a result of the Secondment Agreement.

(tt)           “Transition Services Agreement” means that certain Transition Services Agreement substantially in the form attached hereto as Exhibit A to be entered into by Buyer and

Seller in substantially the same form at the Closing with respect to the provision of certain transition services with respect to the Business following the Closing Date.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.

(a)           Purchase and Sale of Assets Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.3(a) hereof), Buyer shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, the Purchased Assets (as defined in Section 2.1(b) hereof), free and clear of all Liens (other than Permitted Liens).  All payment amounts expressed in this Agreement are in U.S. dollars.

(b)           Definition of Purchased Assets.  For all purposes of and under this Agreement, the term “Purchased Assets” shall mean, refer to and include all of Seller’s right, title and interest in and to all of the following tangible and intangible assets, properties and rights to the extent owned, used or held for use by Seller as of the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(c) hereof)):

(i)            the Fixed Assets, the Inventories, Purchased IT Systems, the Expensed Items and the other tangible personal property used in connection with the Business, and listed on Schedule 2.1(b)(i) hereto (the “Tangible Personal Property”);

(ii)           all rights of Seller in, to or under (A) the leases or subleases of Tangible Personal Property listed on Schedule 2.1(b)(ii)(A) as to which Seller is the lessor or sublessor, and (B) the leases of Tangible Personal Property listed on Schedule 2.1(b)(ii)(B) as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B) hereof, the “Personal Property Leases”);

(iii)          all Books and Records of Seller solely relating to the Purchased Assets and necessary for the conduct of the Business at the Closing, other than Books and Records of Seller concerning trade secrets or other confidential information of Seller, privileged information, internal financial statements and related information or records; and files and records of Employees or related human resource matters prior to the Closing (the “Seller Records”);

(iv)          all rights under any contracts, indentures, mortgages, instruments, Liens, guaranties or other agreements of Seller set forth on Schedule 2.1(b)(iv) and the Purchase Orders, other than the Excluded Agreements (the “Assigned Contracts”);

(v)           all Permits (including applications therefor) used in the conduct of the Business set forth in Schedule 2.1(b)(v) (the “Assumed Permits”);

(vi)          all prepaid expenses listed in Schedule 2.1(b)(vi), and all prepaid expenses made following the date hereof and prior to the Closing that relate exclusively to the Business (the “Prepaid Expenses”); and

(vii)         all security deposits deposited by or on behalf of Seller as lessee or sublessee under the leases for the Personal Property Leases (the “Security Deposits”).

The foregoing notwithstanding, the definition of “Purchased Assets” shall not include “Expensed Items” for purposes of the representations and warranties set forth in Article III of this Agreement.

(c)           Definition of Excluded Assets.  Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term “Purchased Assets” shall not mean, refer to or include the following (collectively, the “Excluded Assets”) to the extent owned, used or held for use by Seller as of the Closing:

(i)            Cash, cash equivalents, investments in cash, securities or otherwise and all Seller bank accounts;

(ii)           all refunds of Taxes with respect to Taxes paid or accrued by Seller and not reimbursed or paid by Buyer;

(iii)          all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) to the extent attributable to the Excluded Agreements, Excluded Assets or the Excluded Liabilities;

(iv)          all rights of Seller under this Agreement and Ancillary Agreement, or any other agreement, certificate, instrument or other document executed and delivered by Seller or Buyer in connection with the Transaction or any side agreement between Seller and Buyer entered into on or after the date hereof;

(v)           all Books and Records of Seller which relate to the Taxes, Excluded Agreements or Excluded Assets; provided, however, Seller agrees that it shall provide Buyer with copies of, or reasonable access to, such Books and Records to the extent that any such Books and Records (i) relate to any of the Business, the Purchased Assets or Assumed Liabilities; and (ii) do not reflect confidential information or privileged materials;

(vi)          all accounts receivable and all notes, bonds and other evidences of Indebtedness, and all security agreements related thereto, including any rights with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith;

(vii)         all Intellectual Property of Seller, including the trade name Adaptec and derivatives thereof and logos associated therewith and all related trademarks and service marks, and software licenses.

(viii)        all assets other than Purchased Assets, including but not limited to land, buildings, leasehold improvements, information technology systems, hardware and software (and other related intellectual property) and custom equipment including specifically custom test fixtures specific to the Business and including equipment and assets utilized by the ASIC and desktop software group engineering teams of Seller.

(ix)           all capital stock, options and other securities of Seller, and all corporate minutes and stock books of account of Seller, blank stock certificates, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(x)            all agreements and contracts to which Seller is a party or is bound or to which its assets are subject that are not Assigned Contracts; and

(xi)           all assets or rights that relate to the Employee Plans of Seller, all Books and Records relating to the Employees of Seller as of the Closing.

2.2           Assumption of Liabilities.

(a)           Assumption.  Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller, and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities (as defined in Section 2.2(b) hereof).  Buyer shall not assume any liabilities of Seller pursuant hereto, other than the Assumed Liabilities.

(b)           Definition of Assumed Liabilities.  For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include the following Liabilities of Seller (but specifically excluding the Excluded Liabilities (as defined in Section 2.2(c) hereof)):

(i)            all Liabilities under Assumed Permits arising after the Closing Date; and

(ii)           all Liabilities related to the Purchased Assets or the operation of the Business to the extent arising from or related to any facts or circumstances occurring after the Closing Date;

(iii)          all Liabilities relating to Employees that are hired by Buyer or Parent for actions that occur after the date of hire.

(c)           Definition of Excluded Liabilities.  Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term “Assumed Liabilities” shall not mean, refer to or include the following (collectively, “Excluded Liabilities”):

(i)            all Liabilities relating to agreements not assumed by Buyer (the “Excluded Agreements”);

(ii)           any and all Liabilities or obligations of Seller arising from the breach by Seller of any term, covenant or provisions of any of the Assigned Contracts prior to the Closing;

(iii)          subject to Section 2.6, all Liabilities for Taxes of Seller or Taxes attributable to the ownership or operation of the Purchased Assets for any taxable period (or portion of any period) ending on or prior to the Closing Date and, including, without limitation, all liabilities for Taxes attributable to the Transaction;

(iv)          all Liabilities relating to options, warrants and other rights to purchase or otherwise acquire shares of capital stock of Seller or any Affiliate of Seller;

(v)           all Liabilities to shareholders of Seller or any Affiliate of Seller in their capacity as such;

(vi)          all Liabilities of Seller under the Definitive Agreements or any other certificate, instrument or other agreement entered into by the Parties in connection with the Transaction;

(vii)         except as set forth in Section 2.2(b), all Employment Liabilities and all Liabilities arising under or with respect to any Pension Plan;

(viii)        Seller’s Retained Environmental Liabilities;

(ix)           all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by the Seller in connection with the Transaction;

(x)            all Liabilities for or related to Indebtedness of Seller, on its own behalf or on behalf of other Persons, to banks, financial institutions or other Persons with respect to borrowed money, and including any accrued interest payable in respect thereof;

(xi)           all Liabilities that are attributable to any of the Excluded Assets;

(xii)          all Liabilities of Seller with respect to accounts payable;

(xiii)         all Liabilities of Seller for injury to or death of persons (including, without limitation, workers’ compensation claims) or damages to or destruction of properties or assets, arising from the sale or distribution of products distributed, or business services provided, by Seller on or before the Closing Date, whether or not any such liability arises before or after the Closing Date, including, without limitation, liability for consequential and punitive damages in connection with the foregoing; and

(xiv)        all Liabilities other than Assumed Liabilities.

2.3           Closing.

(a)           The consummation of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at such place as Buyer and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date unless otherwise mutually agreed by Buyer and Seller.  The Closing shall be deemed to be effective as of 12:01 A.M., local time, at the place where the Purchased Assets are located on the applicable Closing Date (the “Closing Time”).

(b)           As soon as practicable following the date hereof and at all times until the Closing of the purchase by Buyer of all of the Purchased Assets listed or described in Section 2.1(b), Buyer and Seller shall cooperate in good faith to (i) formulate and effect a plan and closing schedule for the transfer of the Purchased Assets and the Business to Buyer pursuant to this Agreement, and (ii) identify the Purchased Assets to be purchased by Buyer pursuant to this Agreement at the Closing, and (iii) identify the Assumed Liabilities to be assumed by Buyer pursuant to this Agreement at the Closing.

(c)           At least five (5) Business Days prior to the Closing Date, Seller shall furnish to Buyer the Preliminary Fixed Asset and Inventories Statement indicating the Preliminary Net Asset Value as of such date.  Buyer shall have been given full access to the relevant records and working papers used by Seller to prepare the Preliminary Fixed Asset and Inventories Statement.  The Preliminary Fixed Asset and Inventories Statement shall be reasonably acceptable to Buyer; provided, however, that the Preliminary Fixed Asset and Inventories Statement shall be deemed to be reasonably acceptable to Buyer if prepared in accordance with the terms of this Agreement.

(d)           At the Closing, on the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Purchased Assets by Seller to Buyer, Parent and/or Buyer shall pay to Seller the Purchase Price (as defined below) and the GST Tax Amount by wire transfer of immediately available funds in United States dollars to such account or accounts as Seller may direct by written notice delivered to Buyer by Seller at least two (2) Business Days prior to the applicable Closing Date, subject to Section 2.3(f) below with respect to the Escrow.

(e)           At the Closing, and simultaneously with the payment of the Purchase Price and the GST Tax Amount payable in connection therewith pursuant to Section 2.3(d), (i) Seller shall assign and transfer to Buyer good and valid title in and to the Purchased Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (A) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Buyer and Seller (the “General Assignment”), duly executed by Seller; (B) the Facility Transfer Agreement duly executed by Seller; and such other instruments of conveyance, assignment and transfer as Buyer shall reasonably request, in form and substance reasonably acceptable to Buyer and Seller, as shall be effective to vest in Buyer good and valid title to the applicable Purchased Assets as contemplated by this Agreement (the General Assignment and the other instruments being collectively referred to herein as the “Assignment Instruments”); and (ii) Buyer shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (A) an Assumption Agreement in form and substance reasonably acceptable to Seller and Buyer (the “Assumption Agreement”), duly executed by Buyer and (B) such other instruments of assumption as Seller shall reasonably request, in form and substance reasonably acceptable to Seller and Buyer, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 2.2(b) (the Assumption Agreement and such other instruments referred to in clause (ii)(B) being collectively referred to herein as the “Assumption Instruments”).  At the Closing, there shall also be delivered to Seller and Buyer the certificates and other contracts, documents and instruments required to be delivered pursuant to Article VII hereof.

(f)            Escrow.  At the Closing, ten percent (10%) of the Purchase Price being paid under Section 2.3(d) above shall be paid to the Escrow Agent to be held and administered by the Escrow Agent in escrow as security for the indemnification obligations of Seller for Damages under Article IX (the “Escrow”) pursuant to the terms of the Escrow Agreement; provided that to the extent the Purchase Price is adjusted pursuant to Section 2.4, (i) upward, then ten percent of such Increase Amount payable by Buyer under Section 2.4(f)(i) shall be paid into Escrow and held pursuant to the Escrow Agreement, or (ii) downward, then ten percent (10%) of such Decrease Amount will be paid by the Escrow Agent to Buyer.  In addition, to the extent that Buyer and/or Parent exercises its Put Right under Sections 6.2 or 6.3 of the Purchase Agreement, and the Seller purchases certain Unused Inventories or Inventories from the Buyer and/or Parent, all or a portion of the purchase price of such Unused Inventories or Inventories shall be paid by the release of an amount equal to such purchase price of such inventories (calculated in accordance with Sections 6.2 and 6.3) from the Escrow Account to the Buyer and/or Parent (the “Inventory Escrow Amount”); provided, however, that the Inventory Escrow Amount shall not exceed ten (10%) percent of the portion of the Purchase Price paid for the Inventories as determined in Section 1.1(j)(i).  Any amounts then held in Escrow and not previously paid in respect of any claims for indemnification under Article IX or, released in connection with Seller’s purchase of Inventory under Sections 6.2 or 6.3, or subject to any pending claims under Article IX, shall be released to Seller not more than five (5) days after the twelve month anniversary of the Closing (the “Escrow Release Date”).  Any amounts earned in respect of the Escrow shall be considered a part of the Escrow and held pursuant to the Escrow Agreement.

2.4           Post-Closing Purchase Price Adjustments.

(a)           Preparation of Closing Net Asset Value Statement.  As soon as reasonably practicable after the Closing Date (within thirty five (35) days if commercially reasonable but, in any event, not later than forty-five (45) days after the Closing Date), Seller shall prepare and deliver to Buyer at Seller’s expense an unaudited Closing Fixed Asset and Inventories Statement indicating the Closing Net Asset Value as of the Closing Date (the “Closing Net Asset Value Statement”).  The date Seller delivers the Closing Net Asset Value Statement shall be referred to as the “Notice Date”.  Buyer shall reasonably cooperate with Seller’s finance organization in order to enable the preparation of the Closing Fixed Asset and Inventories Statement.

(b)           Verification.  As soon as reasonably practicable after the Notice Date (but not later than thirty (30) days after the Notice Date), Buyer shall verify (i) that the Fixed Assets and the Inventories stated in the Preliminary Fixed Asset and Inventories Statement and the statement of the Preliminary Net Asset Value accurately reflect the Fixed Assets and Inventories delivered to Buyer as part of the Purchased Assets at the Closing and (ii) that the Closing Net

Asset Value is accurately reflected on the Closing Fixed Asset and Inventories Statement (the “Verification”).  Seller shall reasonably cooperate with Buyer in order to enable Buyer to perform the Verification.

(c)           Review of Preliminary Closing.  Buyer shall be given full access, during regular business hours, to the relevant records and working papers used by Seller to prepare the Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement and to review the results of the Verification in relation to the Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement.  If Buyer believes that any changes are required to be made to the Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value (including but not limited to changes based on differences between the Closing Fixed Asset and Inventories Statement the results of the Verification) (a “Material Uncertainty”), Buyer shall, within the later of seventy-five (75) days following the Closing Date or thirty (30) days following the receipt by it of the Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement (the “Dispute Period”), give written notice to Seller (a “Dispute Notice”) of any such proposed change or Material Uncertainty, describing the change or Material Uncertainty and the basis for the change or Material Uncertainty in reasonable detail.  The Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have timely delivered a Dispute Notice to Seller during the Dispute Period.

(d)           Disputes.  Disputes between Buyer and Seller relating to the Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement that cannot be resolved by them through negotiation within thirty (30) days after receipt by Seller of a Dispute Notice shall be referred to an independent accounting firm reasonably agreed upon by the Parties for arbitration (the “Independent Accountant”) with respect to the Dispute Notice.  The Independent Accountant will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within forty-five (45) days from the date of referral.  The Independent Accountant determination hereunder shall be limited to determining the Closing Net Asset Value.  The Independent Accountant will not have the authority alter or vary this Agreement.  The decision of the Independent Accountant will be final and binding upon the Parties.  The engagement of the Independent Accountant shall be paid one-half by Seller and one-half by Buyer.  The Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement as adjusted by the Independent Accountant in accordance with this Section 2.4(d), shall be final and binding on the parties.  It is understood and agreed that the decision of the Independent Accountant shall not be subject to judicial review by any court or tribunal under any circumstances whatsoever and the Parties hereby expressly waive any right to appeal or otherwise seek judicial review of any decision of the Independent Accountant under this Section 2.4(d).

(e)           Final Closing Fixed Asset and Inventories Statement.  The Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement shall become final with respect to all or any portion thereof, and binding upon Buyer and Seller upon the earlier of (i) the failure by Buyer to timely object to all or any portion thereof during the Dispute Period, (ii) an agreement between Buyer and Seller with respect thereto, or (iii) the decision by the Independent Accountant with respect to any disputed matters pursuant to Section 2.4(d).  The

Closing Fixed Asset and Inventories Statement and the Closing Net Asset Value Statement as finally determined under this Section 2.4, shall be referred to herein as the “Final Closing Fixed Asset and Inventories Statement” and the “Final Closing Net Asset Value,” respectively.

(f)            Adjustment to the Closing Net Asset Value.  The Preliminary Net Asset Value Amount paid at the Closing shall be subject to adjustment pursuant to the following provisions of this Section 2.4(f):

(i)            If the Final Closing Net Asset Value as reflected in the Final Closing Fixed Asset and Inventories Statement is less than the Preliminary Net Asset Value as reflected in the applicable Preliminary Fixed Asset and Inventories Statement, then the Final Closing Net Asset Value shall be decreased on a dollar-for-dollar basis by an amount (the “Decrease Amount”) equal to the amount by which the Final Closing Net Asset Value as reflected in the Final Closing Fixed Asset and Inventories Statement is less than the Preliminary Net Asset Value as reflected in the Preliminary Fixed Asset and Inventories Statement, and the Decrease Amount shall be payable ninety percent (90%) from Seller to Buyer and ten percent (10%) released from the Escrow by the Escrow Agent to Buyer in immediately available funds pursuant to Section 2.4(g).  In the event of a Decrease Amount, there shall be a corresponding adjustment to the GST Tax Amount.

(ii)           If the Final Closing Net Asset Value as reflected in the Final Closing Fixed Asset and Inventories Statement is greater than the Preliminary Net Asset Value as reflected in the Preliminary Fixed Asset and Inventories Statement, then the Final Closing Net Asset Value shall be increased on a dollar-for-dollar basis by an amount (the “Increase Amount”) equal to the amount by which the Final Closing Net Asset Value as reflected in the Final Closing Fixed Asset and Inventories Statement is greater than the Preliminary Net Asset Value as reflected in the Preliminary Fixed Asset and Inventories Statement, and ninety percent (90%) of the Increase Amount shall be payable by Buyer to Seller in immediately available funds pursuant to Section 2.4(g), and ten percent (10%) of the Increase Amount shall be payable by Buyer to the Escrow Agent to be held in Escrow pursuant to the Escrow Agreement.  In the event of an Increase Amount, there shall be a corresponding adjustment to the GST Tax Amount.

(g)           Payments of Adjustment Amount.  As soon as practicable (but not more than ten (10) Business Days) after all or any portion of a Closing Net Asset Value shall become final and binding pursuant to Section 2.4(e) hereof, Buyer or Seller, as the case may be, shall make the payment contemplated by Section 2.4(f) in respect of all or such portion of such Closing Net Asset Value that has become final and binding (it being the intention of the parties that the payment of all undisputed amounts set forth in the Final Closing Fixed Asset and Inventories Statement that become final and binding pursuant to Section 2.4(e) shall not be contingent upon the resolution of any disputed amounts set forth in such Final Closing Fixed Asset and Inventories Statement ).

2.5           Prorations.  The following prorations relating to the Purchased Assets and the ownership and conduct of the Business shall be made as of the Closing Date, with Seller liable to the extent such items relate to any time period up to the Closing Date, and Buyer liable to the extent such items relate to periods beginning at and immediately after the applicable Closing Date:

(a)           Governmental property or similar taxes or levys on or with respect to the Purchased Assets;

(b)           rents, additional rents, operating expense pass throughs, Taxes and other items payable by Seller under any personal property leases; and

Except as otherwise agreed by the parties, the net amount of all such pro rations will be settled and paid on the Closing Date.

2.6           Taxes.  Buyer and Seller shall bear equally any sales, use, value-added, gross receipts, excise, registration, stamp duty or other similar taxes or governmental fees arising out of the transfer of the Purchased Assets to Buyer pursuant hereto (“Transfer Taxes”); provided Buyer shall pay GST that may be chargeable in respect of the sale of the Purchased Assets under this Agreement subject to Seller issuing and delivering to Buyer a tax invoice relating to such GST and provided that GST is chargeable or payable with respect to the sale of the Purchased Assets under this Agreement and such sale is not considered by the relevant tax authorities in Singapore to be a sale of a business as a going concern.  To the extent permitted by applicable law, Parent, Buyer and Seller shall cooperate in minimizing Transfer Taxes.

(a)           Straddle Period Taxes.  In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis.  The party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

(b)           Tax Returns.  To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any governmental authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding related to Taxes.

2.7           Nontransferable Assets.  To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Body), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers.  If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, Seller, Buyer and Parent shall cooperate in a mutually agreeable arrangement and use reasonable diligent efforts to provide Buyer with the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller, at Buyer’s expense, would enforce for the benefit of Buyer, with Buyer assuming all of Seller’s obligations thereunder, any and all rights of Seller against a third party thereto; provided that in no event shall Seller be required to make a cash payment to a third-party (other than as required under any agreement with such third-party) or to Buyer or Parent solely in connection with its obligations under this Section 2.6.  Buyer and Parent agree to reasonably cooperate with Seller and supply relevant information to such party or parties or such third-party in order to assist Seller in its obligations under this Section 2.6.

2.8           Taking of Necessary Action; Further Action.  From time to time after the Closing Date, at the request of any Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent or Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Purchased Assets pursuant to this Agreement, to put Buyer in actual possession and operating control of such Purchased Assets as contemplated by this Agreement and to assist Buyer in exercising all rights with respect thereto.

2.9           Allocation of Purchase Price Consideration.  The sum of the Purchase Price and the Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be allocated among the Purchased Assets as of the Closing Date in accordance with Schedule 2.9, which shall be delivered by Buyer three (3) business days prior to the Closing Date and shall be reasonably acceptable to the Seller.  Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be reflected by Buyer in the allocation hereunder in a manner consistent with Section 1060 of the Code and the regulations thereunder.  For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Schedule 2.9, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any related litigation, or other related dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Seller to Parent and Buyer (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Parent and Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing ); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

3.1           Organization, Qualification, and Corporate Power.  Seller is a corporation duly organized and validly existing under the laws of Singapore.  Seller has all necessary corporate power and authority to enter into this Agreement and all agreements and instruments delivered pursuant hereto (the “Ancillary Agreements”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Seller is duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not (i) adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements and (ii) result in a Material Adverse Effect on the Business or the Purchased Assets.

3.2           Authorization.  The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and its subsidiaries and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which Seller is a party have been duly and validly executed and constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Except as set forth in Section 3.2 of the Seller Disclosure Letter, Seller does not own and has never owned any subsidiaries.

3.3           No Conflicts.  Neither the execution and the delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation of the Transaction will (A) violate any material constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) violate or conflict with any provision of the charter documents, bylaws or organizational documents of the Seller, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assigned Contract or any Assumed Permit (or result in the imposition of any Lien upon any of the Purchased Assets).

3.4           Consents.  Except as set forth in Section 3.4 of the Seller Disclosure Letter, no consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

3.5           Legal Compliance.  The Business as being conducted by Seller has been and at the Closing will be in material compliance with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges thereunder).  No Action, or to the knowledge of Seller, investigation, charge, complaint, claim, demand, notice or inquiry, is pending, or to the knowledge of Seller, is threatened against Seller by any Governmental Body alleging any failure to so comply in any material respect.  Seller has all material Permits that are necessary to operate the Business and hold the Purchased Assets as of the Closing.

3.6           Tax Matters.  For purposes of this Agreement, (i) “Tax” or, collectively, “Taxes”, means (i) any and all, regardless of country, national, federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added (including GST), ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, stamp duties and customs and other import and export duties together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

Except to the extent not relevant to the Purchased Assets or the Business:

(a)           Seller has timely filed all returns, estimates, information statements and reports with respect to any material Taxes (“Tax Returns”) that it was required to file.  All such Tax Returns are correct and complete in all material respects and have been completed in accordance with applicable law.  All Taxes owed by Seller (whether or not shown on any Tax Return) were paid in full when due.

(b)           Seller has timely withheld or paid with respect to its employees or other third parties and timely paid over any withheld amounts to the appropriate Taxing authority all Singaporean and U.S. federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other taxes required to be withheld or paid.

(c)           Seller has made available to Parent copies of all Tax Returns relating to the Business or the Purchased Assets for all periods since the Seller’s incorporation.

(d)           Seller has paid all Taxes for which Seller is liable to pay in respect of the Purchased Assets.

3.7           Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           All current leases related to the Business are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller and, to the knowledge of Seller, on the part of any other party thereto.

(b)           Seller has good and valid title to, or, in the case of leased properties and assets valid leasehold interests in, all of the Purchased Assets, free and clear of any Liens, except (i) as reflected in the Seller Disclosure Letter, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of, in any material respect, assets subject thereto (the “Permitted Liens”).  Seller is a party to and enjoys the right to the benefits of all Assigned Contracts.

(c)           All of the Fixed Assets are in good operating condition and repair (normal wear and tear excepted) and are suitable for the purposes for which they are currently used.

(d)           Seller has the complete power and right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement.  Following the consummation of the Transaction and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Buyer will own, with good and valid title to, or otherwise acquire the interests of Seller and its subsidiaries in, the Purchased Assets, free and clear of any Liens, other than the Permitted Liens.

3.8           Intellectual Property.  Other than Intellectual Property Rights included in the Purchased Assets and Assumed Liabilities and Intellectual Property Rights related to the Excluded Assets, no transfer of Intellectual Property Rights from Seller to Buyer or Parent is required for Buyer and/or Parent to conduct the Business as currently conducted by Seller.  The manufacturing processes of the Business as currently conducted by the Seller at the Closing and continued by Buyer or Parent pursuant to the Supply Agreement do not infringe or misappropriate any Intellectual Property of any third party.  For the avoidance of doubt, the foregoing sentence shall take prevail in the event of a conflict between such sentence and the Supply Agreement.

3.9           Contracts.  Section 3.9 of Seller Disclosure Letter lists all written or oral contracts, agreements, commitments and other arrangements (including any amendment thereto) outstanding as of the date hereof to which Seller is a party and that relates to the Business, other than bids submitted to customers, purchase orders and sales orders in the ordinary course of business (collectively, the “Business Contracts”).  Seller has delivered to Parent a correct and complete copy of each Business Contract, and any written modification, amendment or additional terms (and a written summary setting forth the terms and conditions of any oral modification, amendment or additional terms) to the Business Contracts.  With respect to each Business Contract: (A) the Business Contract, with respect to Seller and, to Seller’s knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Seller nor, to Seller’s knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Business Contract; and (C) Seller has not received notice that any party has repudiated any provision of the Business Contract.  Except as set forth on Section 3.4 of the Seller Disclosure Letter, Seller has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Assigned Contract as are required thereunder in connection with the transactions contemplated by this

Agreement or to remain in effect without modification after the Closing.  Following the Closing, Buyer will be permitted to exercise all of Seller’s rights under such Assigned Contracts to the same extent in all material respects that Seller would have been able to had the Transaction not occurred.

3.10         Power of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller and related to the Business, the Purchased Assets or the Assigned Contracts.

3.11         Insurance.  Seller has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) related to the Business with respect to which Seller is a party.  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Seller, or permit termination, modification, or acceleration, under the policy; (C) Seller has not received notice that any party to the policy has repudiated any provision thereof; and (D) there has been no failure by Seller to give any notice or present any claim under the policy in due and timely fashion. Section 3.11 of Seller Disclosure Letter describes any self-insurance arrangements presently maintained by Seller.

3.12         Litigation.  Section 3.12 of Seller Disclosure Letter sets forth each instance in which to the Business or the Purchased Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been, or, to the knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, mediation, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any mediator or arbitrator.

3.13         Employees. Schedule 3.13 contains a complete and accurate list of all current Employees as of the date hereof, showing for each such Employee the following: employee name, position held, annual base salary and visa status.

3.14         Labor Matters.  No Employee has advised any officer of Seller that he or she plans to terminate employment with Seller or within the twelve (12) months from the date of the Closing.  The Seller is not a party to any special collective bargaining agreement and no special collective bargaining agreement is being negotiated with respect to the Business.  There are no collective relations in any Facility.  The Employees are not organized, and there is no Employees’ committee or collective representation of any kind.  There is no material unfair labor practice, charge or complaint pending against the Seller with respect to the Business, nor is there any material labor strike, work stoppage, grievance or other labor dispute pending or, to the knowledge of the Seller, threatened in writing or orally against the Seller with respect to the Business.  The Seller: (i) is in compliance in all material respects with all applicable Laws respecting employment and wage and hours, and with all terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Employees; (ii) have withheld, paid and reported all amounts required by Law or by agreement to be withheld, reported and paid with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any Governmental Body, any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, or to the knowledge of Seller, threatened against the Seller under any employment policy or disability policy.

3.15         Environment, Health and Safety.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a)           Definitions:

(i)            “Hazardous Material” is any material, chemical, substance or waste that has been designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment or the disposal, treatment, transfer, storage or manufacture of which is regulated in any manner by a Governmental Body.

(ii)           “Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Seller in connection with the operation of the printed circuit board assembly manufacturing and storage system manufacturing business conducted by Seller in Singapore.

(iii)          “Environmental Laws” are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Body which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Factories Act (Cap 104) of Singapore, the Fire Safety Act (Cap 109A) of Singapore, the Environmental Pollution Control Act (Cap 94A) of Singapore, the Environmental Public Health Act (Cap 95) of Singapore, and any other laws and regulations in Singapore pertaining to occupational health and safety, or pollution control, the regulations promulgated to any of the foregoing, and all amendments and modifications of any of the foregoing.

(iv)          “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release (or threat of release), exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

(v)           “Environmental Permit” is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Body with respect to a Hazardous Materials Activity which is or was conducted by the Seller.

(b)           Condition of Property:  As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Seller to liability, to knowledge of Seller, no Hazardous Materials, underground storage tanks, asbestos which is friable of Polychlorinated Biphenyls (PCBs), are present on any Business Facility or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Seller.  To the knowledge of the Seller, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility.

(c)           Hazardous Materials Activities:  The Seller has conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws.  The Hazardous Materials Activities of the Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(d)           Permits:  Seller holds all Environmental Permits necessary for the conduct of the Seller’s Business as currently being conducted by Seller.

(e)           Environmental Litigation:  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Seller’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Seller relating to its Business, or any Business Facility.

(f)            Reports and Records:  The Seller has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Seller’s possession concerning the Hazardous Materials Activities of the Seller relating to its Business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Seller.  The Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.16         Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

3.17         Complete Copies of Materials.  Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent, Buyer or their counsel.

3.18         Board Approval.  The Board of Directors of Seller has (i) approved this Agreement, the Ancillary Agreements and the Transaction, (ii) determined that the Transaction is in the best interests of the shareholders of Seller and is on terms that are fair to such shareholders, and (iii) if required by applicable Law, recommended that the shareholders of Seller approve this Agreement, the Ancillary Agreements and the Transaction.

3.19         Inventories.  The Inventories are in all material respects similar in quality to the raw materials, supplies and work-in-process generally included in the inventory of the Business in the past.  Seller has good and valid title to the Inventories free and clear of all Liens, other than Permitted Liens.  The Inventories do not consist of, in any material amount, items that are obsolete or damaged.  The Inventories do not consist of any items held on consignment.  Seller is not under any obligation or liability with respect to accepting returns of items of Inventories or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice.  Seller has not changed the price of any Inventories except for (i) reductions to reflect any reduction in the cost thereof to Seller, (ii) reductions and increases responsive to normal competitive conditions and consistent with Seller’s past sales practices, (iii) increases to reflect any increase in the cost thereof to Seller and (iv) increases and reductions made with the written consent of Parent.  All of the Inventories are located at the Facility.

3.20         Facility and Tangible Personal Property.  Subject to the lease relating to the Facility, the Facility is owned by the Seller free and clear of any Liens except for Permitted Liens.  The Seller is in peaceful and undisturbed possession of the Facility.  There are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Facility (normal wear and tear excepted) as would, in any one instance, result in an expenditure in excess of US$100,000 to rectify or, in the aggregate, US$300,000 to rectify.  There are no outstanding written or, to the Seller’s knowledge, oral contracts made by Seller for any alterations or improvements on or to the Property which have not been fully paid.  The Seller has caused the Purchased Assets to be maintained in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair and (normal wear and tear excepted) are suitable for the purposes for which they are used and intended.

3.21         Sufficiency of Purchased Assets.  Other than the Excluded Assets and the Employees, and subject any assets or services being provided pursuant to the Ancillary Agreements, the sale of the Purchased Assets and the Facility pursuant to this Agreement and the Ancillary Agreements will effectively convey to Buyer all of the Assets necessary to operate the Business, as heretofore conducted by Seller prior to the Closing.

3.22         Operations Permits.  Section 3.23 of the Seller Disclosure Letter sets forth each License held by Seller as of the date hereof and that relates, directly or indirectly, and whether or not exclusively related, to the Business (collectively, the “Business Permits”).

(a)           Seller is not in material default (or with the giving of notice or lapse of time, or both, would be in material default) under, or violation in any material respect of, any Business License.

(b)           The Permits to be assumed by Buyer in the Transaction are sufficient to enable Buyer to conduct the Business as heretofore conducted by the Seller in compliance in all material respects with all applicable Laws.

3.23         ISO Certifications and Non-Governmental Certifications.

(a)           The Facility is currently certified ISO 9002/ ISO 14001.  The manufacturing operations conducted at the Facility are in material compliance with the European Union directives regarding RoHS.

(b)           Section 3.24 of the Seller’s Disclosure Letter contains a complete and accurate list of all customer, supplier and other non-governmental entities that have issued certifications or quality assurance criteria regarding the Purchased Assets or Facility.

3.24         Suppliers.  Listed in Section 3.25 of the Seller Disclosure Letter are the names and addresses of each of the ten most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the twelve-month period ended September 30, 2005 and the amount for which each such supplier invoiced Seller and its subsidiaries during such period.  Except as disclosed in Section 3.25 of the Disclosure Letter, neither Seller nor any of its subsidiaries has received any notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to Seller or any of its subsidiaries at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases and existing agreements with such suppliers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Parent to Seller (the “Parent Disclosure Letter”), each of Parent and Buyer, jointly and severally, hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1           Organization, Qualification, and Corporate Power.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Singapore.  Parent and Buyer are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify would not (i) in the aggregate have a Material Adverse Effect on Parent or Buyer, taken as a whole, or (ii) adversely affect the ability of Parent or Buyer to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transactions.

4.2           Authorization.  Parent and Buyer have full power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the Transaction and to perform their obligations hereunder and thereunder.  This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Parent or Buyer, enforceable against Parent or Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           No Conflicts.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, (B) violate or conflict with any provision of the charters, bylaws or organizational documents of Parent or Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which either is bound or to which any of their assets is subject, other than any of the foregoing which would not in the aggregate have a Material Adverse Effect on Parent or Buyer, taken as a whole, or (ii) adversely affect the ability of Parent or Buyer to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transactions.

4.4           Consents.  No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under the noncompetition laws, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not (i) in the aggregate have a Material Adverse Effect on Parent or Buyer, or (ii) adversely affect the ability of Parent or Buyer to execute and deliver this Agreement and the Ancillary Agreements, or consummate the Transactions.

4.5           Purchase Price.  Buyer has and will have sufficient cash on hand to pay the Purchase Price and the GST Tax Amount that may be chargeable in respect of the sale of the Purchased Assets under this Agreement at the Closing.

ARTICLE V

PRE-CLOSING COVENANTS

With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Pre-Closing Period”):

5.1           Operation of Business.

(a)           Seller agrees that, during the Pre-Closing Period, except as contemplated by this Agreement, any Ancillary Agreement or the Transactions, or as otherwise consented to or approved in advance by Parent or Buyer, Seller shall:

(i)            use all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, contractual and other arrangements of the Business then under the control of Seller, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present Employees of the Business, (iii) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, distributors and other Persons to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in connection with the Business, and (v) continue all current sales, service, marketing, promotional, product development and other activities relating to the Business;

(ii)           except to the extent required by applicable Law and consistent with past practice, (i) cause the Books and Records of the Business to be maintained in the usual, regular and ordinary manner, and (ii) not permit any change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice, policy or election or Seller that would materially and adversely affect the Business, the Purchased Assets or increase the Assumed Liabilities;

(iii)          use all commercially reasonable efforts to continue in full force and effect all material insurance policies (or comparable insurance policies) insuring the Business and its Assets; and

(iv)          comply in all material respects with all Laws and Orders applicable to the Business, and promptly following receipt thereof deliver to Buyer copies of any written notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

(b)           Seller agrees that, during the Pre-Closing Period, except as contemplated by this Agreement, the Ancillary Agreements or this Transaction or as otherwise consented to or approved in advance by Parent or Buyer, Seller shall not:

(i)            Except for any existing benefit plan or program or contract, make any representation or promise, oral or written, to any Employee concerning any employee benefit plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any employee benefit plan or agreements, or otherwise required by Law;

(ii)           Except for any existing benefit plan or program or contract, make any increase in the salary, wages or other compensation (cash, equity or otherwise) of any Employee whose annual salary is or, after giving effect to such change, would be the equivalent individually to in excess of US$50,000 and in the aggregate in excess of US$100,000;

(iii)          adopt, enter into or become bound by any employee benefit plan, any employment-related contract or any collective bargaining agreement with respect to the Business or any of the Employees, or, amending, modifying or terminating (partially or completely) any such employee benefit Plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable Law or existing contractual obligation and, in the event compliance with legal requirements presents options, only to the extent that the option which Seller reasonably believes to be the least costly is chosen, except in the ordinary course of business consistent with past practice;

(iv)          terminate the employment of any Employee, except for cause, provided Seller provides notice to Parent or Buyer prior to any such termination, or

(v)           enter into any Contract to do or engage in any of the foregoing items set forth in this
Section 5.1(b).

(c)           Seller agrees that, during the Pre-Closing Period, except as permitted by this Agreement, the Ancillary Agreements or this Transaction, or as otherwise consented to or approved in advance by Parent or Buyer, Seller shall not:

(i)            acquire, lease, license or dispose of or agree to acquire lease, license or dispose of any assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any material Lien, other than a Permitted Lien, on any assets that would constitute Purchased Assets hereunder;

(ii)           enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Business Contract or any Assumed Permit, in each case other than in the ordinary course of business consistent with past practice;

(iii)          violate, breach or default in any material respect under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or material default under, any term or provision of any Assigned Contract or any Assumed Permit;

(iv)          make any material changes in the conduct of the Business, except as specifically contemplated or permitted by this Agreement, or any Ancillary Agreement or this Transaction; or

(v)           enter into any Contract to do or engage in any of the foregoing items set forth in this
Section 5.1(c).

5.2           Access to Information.  The Seller shall permit the Buyer and its representatives during the Pre-Closing Period to have reasonable access during normal business hours, upon reasonable advance notice, to the Books and Records, Employees and assets of the Business (including the testing and investigation of any Facility as the Buyer deems reasonably necessary prior to the Closing) then under the control of Seller for the purposes of, among other things, identifying and verifying the value of the Purchased Assets to be purchased at the Closing; provided, however, that such access shall be conducted by the Buyer and its representatives in such a manner as not to interfere unreasonably with the businesses or operations of the Seller or the Business.  In order to facilitate the resolution of any claims made by or against or incurred by Parent or Buyer after the Closing or for any other reasonable purpose, for a period of five years following the Closing, Seller shall, and shall cause its subsidiaries to, (i) retain all books and records which are not transferred to Buyer pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Parent or Buyer, reasonable access (including the right to make photocopies at Parent of Buyer’s expense), during normal business hours, to such books and records, all subject to Section 5.8 regarding confidentiality.

5.3           Notice of Developments.  During the Pre-Closing Period, Seller shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event of which Seller has knowledge, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice.

5.4           No Solicitation.  During the Pre-Closing Period, neither Seller nor any subsidiary of Seller shall (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Parent, Buyer and their designees: (a) solicit, initiate, consider, encourage or accept any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal with Seller or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information with respect to Seller to any Person, other than Parent or Buyer, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Seller or any subsidiary of Seller (whether such subsidiaries are in existence on the date hereof or are hereafter organized), except as required by Law, (c) enter into a contract or agreement (whether oral or written) with any Person, other than Parent or Buyer, providing for an Acquisition Proposal with Seller or any subsidiary (whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Seller or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized) other than by Parent or Buyer.  Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Acquisition Proposal.  As used in this Section 5.4, “Acquisition Proposal” shall mean a proposal or offer for (i) a merger, consolidation or other business combination involving an acquisition of the Business or the Purchased Assets or (ii) any extraordinary business transaction involving or otherwise relating to the Business or Purchased Assets.

5.5           Reasonable Efforts.  During the Pre-Closing Period, each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

5.6           Notices and Consents.  During the Pre-Closing Period, Seller will give any notices to third parties and use reasonable commercial efforts to obtain any third party consents that are required in connection with the matters identified in Sections 3.3 and 3.4 of Seller Disclosure Letter or otherwise required in connection with the Transaction so as to preserve all material rights of or benefits to Seller.  During the Pre-Closing Period, each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters identified in Sections 3.3 and 3.4 of Seller Disclosure Letter or as otherwise required in connection with the Transactions contemplated by this Agreement.

5.7           Employee Matters.  In the event that any of the Critical Employees terminate their employment with the Seller prior to the Closing or during that portion of the transition period in which such Critical Employees have significant remaining transition related functions, the Buyer and Seller will use reasonable commercial efforts to seek to implement a mutually agreed alternative solution for the fulfillment of such functions.  Any costs associated with these matters, including any compensation incentives paid to Critical Employees to encourage them to remain employed after the Closing through the end of the transition period as provided in the Secondment Agreement, will be shared equally by Buyer and Seller; as mutually agreed by them; provided that Parent and Buyer will be responsible only for costs approved by them in advanced; provided further that Parent and Buyer will be solely responsible for any compensation for work after the date of transfer of any Transferred Employee hired by either of them.

5.8           Confidentiality.  All Book and Records of Seller, and other confidential and/or proprietary information of a party to this Agreement are hereinafter referred to as “Confidential Information.”  A party who owns and discloses its Confidential Information is referred to below as a “Disclosing Party” and a party who receives or is given access to a Disclosing Party’s Confidential Information is referred to below as a “Receiving Party.”  Each party hereto agrees that all Confidential Information of another party that is disclosed to such party in the course of negotiating the Transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence, and will not be used or disclosed by the Receiving Party except for the purposes relating to or permitted by this Agreement for which such Confidential Information was disclosed, and upon termination of this Agreement or the consummation of the Transactions contemplated hereby, will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party’s written request.  No party’s employees will be given access to Confidential Information of another party except on a “need to know” basis and such employees shall be informed of the need to keep such Confidential Information confidential.  It is agreed that Confidential Information will not include information that: (i) was known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section or any act or omission on the part of the Receiving Party; (iii) is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party, or is required to be disclosed as a result of court order or similar process; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party’s Confidential Information (as evidenced by a contemporaneous writing).

ARTICLE VI
OTHER AGREEMENTS AND COVENANTS

6.1           Additional Documents and Further Assurances.  Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions contemplated hereby (provided that the foregoing will not require any Party to make any payment of consideration to any other Person).

6.2           Inventory Put and Call; Covenant to Purchase Inventory.  For a period of thirty (30) days following the three (3) month anniversary of the Closing (the “First Exercise Period”), (i) Buyer shall have the option to sell to Seller and Seller shall have to obligation to purchase from Buyer (the “Put Right”) all Inventories that Buyer and Seller reasonably agree will reasonably be expected to not have been used in the manufacture and sale of products of the Business during the 6-month period following the Closing Date (collectively, the “Estimated

Unused Inventories”) and (ii) for a period of thirty (30) days following the six (6) month anniversary of the Closing (the “Second Exercise Period”), Buyer shall have a Put Right with respect to all Inventories that have not been used in the manufacture and sale of products of the Business during the 6-month period following the Closing Date (collectively, and together with the Estimated Unused Inventories, the “Unused Inventories”) and; provided, however, that the Unused Inventories shall be deemed to be reduced by the following:

(a)           The amount of any inventories of the same kind, or suitable for the same purposes, as any Unused Inventories, if any, purchased by Buyer and its affiliates and used in substitution for such Unused Inventories during such 6-month period, unless such substituted inventories are used by Buyer or such affiliates at the request of Seller;

(b)           The amount of any Unused Inventories, if any, lost, stolen, destroyed or otherwise damaged during such 6-month period; and

(c)           The amount of any Unused Inventories, if any, to be used by Buyer or its affiliates after such 6-month period pursuant to binding, noncancellable purchase orders received or assumed by Buyer or such affiliates during such 6-month period to be shipped within 30 days after the end of such 6-month period.

(d)           For purposes of the identification of any Unused Inventories, the Inventories shall be deemed to be used prior to any other inventories of the same kind, or suitable for the same purposes, as such Unused Inventories acquired by Buyer or its affiliates after the date of this Agreement.

(e)           Buyer may exercise its Put Right described in Section 6.2(a) solely by the delivery, within the First Exercise Period or the Second Exercise Period, as the case may be, to Seller of notice to such effect that (i) sets forth (A) a specific description of any Unused Inventories and (B) the original purchase price less any amount paid by Seller to Buyer with respect to such Unused Inventory following the Closing Date (such as a “buy down”) of such Inventories as of the Closing Date (the “Inventory Repurchase Price”) and (ii) is accompanied by an officer’s certificate of Buyer that certifies that such Unused Inventories have been identified, and the Inventory Repurchase Price thereof has been calculated, in accordance with this Section 6.2.  Within ten (10) business days after the receipt Seller of such notice, Seller shall, if it objects to such notice, deliver to Buyer notice that Seller disputes Buyer’s identification of the Unused Inventories or the calculation of the Inventory Repurchase Price.  If Seller fails to timely deliver to Buyer such notice within such 10 business day period, then Seller shall be deemed to have accepted the exercising party’s identification of the Unused Inventories and calculation of the Inventory Repurchase Price.  If Seller timely delivers to the Buyer such notice within such 10 business day period, then the parties shall attempt in good faith to reach a resolution of such disagreement.  If such disagreement is not resolved within five (5) days after delivery of Seller’s notice, the Independent Accountants shall be directed to compute the amount of the Unused Inventories and the Inventory Repurchase Price as promptly as practicable and such computation shall be binding upon the Parties hereto.  The expenses of Independent Accountant in connection with such computation shall be borne equally by Buyer and Seller.

(f)            Payment.  Seller shall pay to Buyer the amount of the Inventory Repurchase Price as finally determined in this Section within five (5) business days of any such determination and Buyer shall transfer title of the Unused Inventory to Seller.  The Unused Inventory shall be in substantially the same condition (other than changes due to the passage of time) as when purchased by Buyer free and clear of any Liens (except for Permitted Liens).  Except as set forth in the foregoing sentence, Buyer makes no representations or warranties with respect to the Unused Inventories.

6.3           Repurchase of Inventory and Equipment Under Certain Circumstances.

(a)           In the event that during the term of the Supply Agreement, (i) Seller sells, transfers or otherwise disposes of its DSG business, its systems business or any other business unit of Seller being supplied by Buyer pursuant to the Supply Agreement to a third party, other than Buyer or Parent, or an Affiliate of either (in each case, an “Affected Business”) and (ii) both (1) the acquirer of the Affected Business does not agree to be bound by and subject to the terms of the Supply Agreement as in effect on the date of closing of the transaction involving the Affected Business and (2) Adaptec, Inc. (“Adaptec”) does not remain primarily liable for its obligations under the Supply Agreement or Adaptec or the acquirer of the Affected Business terminates the Supply Agreement in connection with the sale of the Affected Business, Seller agrees to repurchase any Fixed Assets or Inventories sold to Buyer hereunder and then held by Buyer on the date of such repurchase that are associated with the Affected Business necessary to support Adaptec’s requirements under the Supply Agreement associated with the Affected Business (and any capital equipment and any raw material or work in process purchased by Parent or Buyer necessary to support Adaptec’s requirements under the Supply Agreement that are associated with the Affected Business) (the “Repurchased Assets”).  In connection with any repurchase of the Repurchased Assets, Buyer shall represent to Seller that Buyer is duly and validly organized under the laws of the jurisdiction in which it is incorporated, that the repurchase has been duly authorized by all requisite action on the part of Buyer, that such transfer and purchase does not violate any applicable law or require the consent or authorization of any third party, that Buyer has good and valid title to the Repurchased Assets, free and clear of any Liens, except Permitted Liens, and that Buyer has the complete authority, power and right to sell, assign, transfer, convey and deliver the Repurchased Assets to Seller pursuant to the repurchase.  The repurchase price for any Inventories sold to Seller pursuant to this Section 6.3(a) shall be (i) if the Seller’s obligation to repurchase the Repurchased Assets under this Section 6.3 is triggered prior to the expiration or exercise of the put right in Section 6.2, determined in the same manner as the Inventory Repurchase Price is determined pursuant to Section 6.2 hereof, and (ii) if the Seller’s obligation to repurchase the Repurchased Assets under this Section 6.3 is triggered after the expiration or exercise of the put right in Section 6.2, then the repurchase price shall be the standard cost of such Inventories as shown on the books and records of Buyer.  The repurchase price for Fixed Assets shall equal the depreciated value of such Fixed Assets that would be shown on the books and records of Seller if Seller had continued to own such Fixed Assets on the date of the closing of the divestiture of the Affected Business.  The repurchase price for the Fixed Assets and Inventories pursuant to this Section 6.3(a) shall be determined by Buyer within fifteen (15) days of the occurrence of an event that gives Buyer the right to trigger a repurchase pursuant to this Section.  Thereafter, Seller or Parent may object to such determination using the same framework as set forth in

Section 6.2(e) hereof and payment shall be made by Seller or Parent pursuant to the provisions of Section 6.2(f) hereof.

(b)           In the event that during the term of the Supply Agreement, (i) Seller is acquired by a third party merger, or other business combination transaction in which the shareholders of Adaptec immediately prior to such transaction own immediately after such transaction less than 50% of the outstanding voting securities of the acquiring or surviving entity (or its ultimate corporate parent) or the sale of substantially all of the assets of the Seller or Adaptec’s, other than an acquisition, merger, business combination or sale to Buyer or Parent, or an Affiliate of either, and (ii) both (1) the acquirer of Adaptec or all or substantially all of the assets of Seller or Adaptec does not agree to be bound by and subject to the terms of the Supply Agreement as in effect on the date of closing of the transaction and (2) Adaptec does not remain primarily liable for its obligations under the Supply Agreement or terminates the Supply Agreement prior to its expiration date in connection with such transaction, Seller agrees to repurchase any Fixed Assets or Inventories sold to Buyer and held by Buyer on the date of such repurchase necessary to support Adaptec’s requirements under the Supply Agreement associated with the business or assets being sold (and any capital equipment and any raw material or work in process purchased by Parent or Buyer necessary to support Adaptec’s requirements under the Supply Agreement associated with the business or assets being sold) (the “Acquisition Assets”).  Buyer shall represent to Seller that Buyer is duly and validly organized under the laws of the jurisdiction in which it is incorporated, that the repurchase has been duly authorized by all requisite action on the part of Buyer that such transfer and purchase does not violate any applicable law or require the consent or authorization of any third party, that Buyer has good and valid title to the Acquisition Assets, free and clear of any Liens, except Permitted Liens, and that Buyer has the complete authority, power and right to sell, assign, transfer, convey and deliver the Acquisition Assets to Seller pursuant to the sale of the Acquisition Assets.  The repurchase price for any Inventories sold to Seller or Parent pursuant to this Section 6.3(b) shall be (i) if the Seller’s obligation to repurchase the Repurchased Assets under this Section 6.3 is triggered prior to the expiration or exercise of the put right in Section 6.2, determined in the same manner as the Inventory Repurchase Price is determined pursuant to Section 6.2 hereof, and (ii) if the Seller’s obligation to repurchase the Repurchased Assets under this Section 6.3 is triggered after the expiration or exercise of the put right in Section 6.2, then the repurchase price shall be the standard cost of such Inventories as shown on the books and records of Buyer.  The repurchase price for Fixed Assets shall equal the depreciated value of such Fixed Assets that would be shown on the books and records of Seller if Seller had continued to own such Fixed Assets on the date of the closing of the divestiture of the Acquisition Assets.  The repurchase price for the Fixed Assets and Inventories pursuant to this Section 6.3(b) shall be determined by Buyer within fifteen (15) days of the occurrence of an event that gives Buyer the right to trigger a repurchase pursuant to this Section.  Thereafter, Parent may object to such determination using the same framework as set forth in Section 6.2(e) hereof and payment shall be made by Parent pursuant to the provisions of Section 6.2(f) hereof.  A transaction involving the sale of an Affected Business or a sale of Acquisition Assets subject to the repurchase obligations of Seller pursuant to Sections 6.3(a) or (b), is referred to as a “Disposition Transaction”.

6.4           Consigned Inventories.  In the event Seller has in Buyer’s determination a reasonable amount of inventories related to the Business as of the Closing Date in excess of the Inventories, the Parties may reasonably agree that such inventory (the “Consigned Inventory”)

shall remain at the Facility following the Closing Date without charge to Seller or Adaptec and Seller and Adaptec shall be given reasonable access to such inventory.  Following each exercise of the Put Right, any Unused Inventory shall remain at the Facility following such exercise and thereafter be treated as Consigned Inventory without charge to Seller or Adaptec and Seller and Adaptec shall be given reasonable access to such inventory.  During the period reasonably determined by the Buyer (the “Consignment Period”), Buyer agrees that, in the event Buyer requires inventories of the same kind and nature as, and in addition to, the Inventories purchased on the Closing Date for the manufacture of the products of the Business for delivery to Seller, Parent and Buyer shall use the Consigned Inventories to the extent reasonably possible.  In the event Parent or Buyer use the Consigned Inventories to manufacture products for Seller, Parent or Buyer shall pay Seller the then standard costs of such inventories on the date of purchase thereof.  Following the Consignment Period, Seller may remove the Consigned Inventory from the Facility upon reasonable prior written notice to Buyer and Parent, and Seller shall remove such Consigned Inventory within a reasonable time following Buyer’s request to Seller to remove such Consigned Inventory.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1           Conditions to Parent’s and Buyer’s Obligation to Close.  The obligations of Parent and Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

(a)           Representations and Warranties.  The representations and warranties of Seller set forth in Article III that are qualified as to materiality or Material Adverse Effect, or in Sections 3.1, 3.2 or 3.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)           Covenants.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(c)           No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the Transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect to Seller of the Purchased Assets.

(d)           Closing Certificates.  Seller shall have delivered to Parent an officer’s certificate to the effect that each of the conditions specified above in Section 7.1(a) to 7.1(c) (inclusive) is satisfied in all respects.

(e)           Third Party Consents.  All consents (or waivers in lieu thereof) to the performance by Parent, Buyer and Seller of their respective obligations under this Agreement and the Ancillary Agreements or to the consummation of the Transaction, listed on Schedule 7.1(e), (i) shall have been obtained, (ii) shall be in form and substance satisfactory to Parent, and (iii) shall be in full force and effect.

(f)            Delivery of Documents.  Seller will have delivered to Buyer the following documents:

(i)            the Assumption Instruments, the Transition Services Agreement, the Escrow Agreement and the Employee Secondment Agreement;

(ii)           all documents necessary to effect the transfer of the Purchased Assets and the Assumed Liabilities as listed in 7.1(f)(ii);

(iii)          the Seller Books and Records;

(iv)          assignment instruments with regard to the Assigned Contracts and the Assumed Permits, including, to the extent required, consents to the assignments from all Persons whose consent is required for such assignment;

(v)           consents from all Persons to discharge any Lien (other than Permitted Liens) existing as of the Closing on the Purchased Assets, the Business or the Facility set forth in Schedule 7.1(f)(v); and

(g)           Material Adverse Effect.  There shall not have been a Material Adverse Effect on the Business or the Purchased Assets, taken as a whole, nor shall there have occurred any event or development that could reasonably be expected to result in the future in a Material Adverse Effect on the Purchased Assets, taken as a whole.

(h)           Schedules.  Seller shall have delivered to Buyer Schedule 1.1(v), Schedule 1.1(aa) and Schedule 1.1(mm) at least three (3) business days prior to the Closing Date.

(i)            Board of Directors.  Buyer shall have received a certified copy of the resolutions of the board of directors of Seller executed by an officer of Seller approving this Agreement, the sale and transfer of the Purchased Assets to Buyer pursuant to this Agreement, and the Ancillary Agreements.

(j)            Preliminary Fixed Asset and Inventories Statement.  Seller shall have executed and delivered to Buyer the Preliminary Fixed Asset and Inventories Statement and a statement indicating the Preliminary Net Asset Value.

(k)           Delivery of Documents.  Seller will have delivered to Buyer the following documents:

(i)            the Ancillary Agreements executed by Seller; and

(ii)           assumption instruments with regard to the Assigned Contracts and the Assumed Licenses.

(l)            No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the Transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect to the Business or the Purchased Assets.

7.2           Conditions to Seller’s Obligations.  The obligations of Seller hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller, but only in writing signed by Seller):

(a)           Representations and Warranties.  The representations and warranties of Parent and Buyer set forth in Article IV that are qualified as to materiality or Material Adverse Effect, or in Sections 4.1, 4.2 or 4.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)           Covenants.  Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)           Closing Certificate.  Parent shall have delivered to Seller an officer’s certificate to the effect that each of the conditions specified above in Section 7.2(a) and 7.2(b) is satisfied in all respects.

(d)           Board of Directors.  Seller shall have received a certified copy of the resolutions of the board of directors of Buyer approving this Agreement, the sale and transfer of the Purchased Assets to Buyer, and the Ancillary Agreements.

(e)           Purchase Price.  Seller shall have received the Purchase Price and the GST Tax Amount.

(f)            Delivery of Documents.  Buyer will have delivered to Seller the following documents:

(i)            the Assumption Instruments, the Transition Service Agreement, the Escrow Agreement and the Employee Secondment Agreement; and

(ii)           assumption instruments with regard to the Assigned Contracts and the Assumed Licenses.

(g)           Material Adverse Effect.  There shall not have been a Material Adverse Effect on Parent or Buyer, taken as a whole, nor shall there have occurred any event or development that could reasonably be expected to result in the future in a Material Adverse Effect on Parent or Buyer, taken as a whole.

(h)           No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any non U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the Transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect to Parent or Buyer.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Representations, Warranties and Covenants.  The covenants contained in this Agreement shall survive the applicable Closing Date in accordance with their terms.  The representations and warranties contained in this Agreement and the Ancillary Agreements shall survive the applicable Closing Date for a period of twelve (12) months (such date upon which they expire being referred to herein as the “Survival Date”) and shall thereafter expire; provided, however, that notwithstanding the foregoing (i) the representations and warranties of Seller contained in Section 3.16 (Environment, Health and Safety) shall survive the Closing Date for a period of twenty-four (24) months.  Buyer’s or Parent’s (or any Buyer Indemnitee’s) right to make a claim for indemnification under Section 9.1, and Seller’s (or any Seller Indemnitee’s) right to make a claim for indemnification under Section 9.2, shall expire with respect to such claims which are not made on or prior to the date, if any, on which the survival period for such representation or warranty expires.  Any claims under Article IX must be asserted in writing with reasonable particularity by the party making such claim, including indemnifying the basis of the claim and estimate of the potential Damages covered thereby.

ARTICLE IX

INDEMNIFICATION

9.1           Indemnification by Seller.  Subject to this Section 9, Seller agrees to defend, indemnify and hold harmless Parent and Buyer and their respective successors, assigns and Affiliates (individually, a “Buyer Indemnitee”, and collectively, the “Buyer Indemnitees”) from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, including attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), net of insurance proceeds received by the Buyer Indemnittee with respect thereto (collectively, “Damages”) suffered or incurred by any Buyer Indemnitee which is caused by, resulting from or arising out of:

(a)           any breach of any representation, warranty or covenant of Seller contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Seller at the Closing in connection herewith (it being understood and agreed that solely for purposes of determining the amount of Damages for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to “materiality,” and all “Material Adverse Effect” qualifications, contained in such representations and warranties shall be disregarded and have no force or effect);

(b)           any Excluded Liabilities;

(c)           Taxes of Seller to the extent provided in Section 2.6;

(d)           Liabilities of Seller, whether arising before or after the Closing Date, arising from or relating to the ownership or actions or inactions of Seller or the conduct of the Business prior to the Closing; and

(e)           any and all Damages suffered or incurred by Buyer Indemnitee by reason of or in connection with any claim or cause of action of any third party to the extent arising out of the operation of the Business prior to the Closing.

To the extent that Seller’s undertakings set forth in this Section 9.1 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Damages incurred by Buyer Indemnitee.

9.2           Indemnification by Buyer and Parent.  Subject to this Article IX, the Buyer and Parent each joint and severally agrees to defend, indemnify and hold harmless the Seller and its respective successors, assigns and Affiliates (individually, a “Seller Indemnitee”, and collectively, the “Seller Indemnitees”) from and against and in respect of any and all Damages suffered or incurred by any Seller Indemnitee which is caused by, resulting from or arising out of:

(a)           any breach of any representation, warranty or covenant of Buyer contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by any Buyer at the Closing in connection herewith (it being understood and agreed that solely for purposes of determining the amount of Damages for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to “materiality,” and all “Material Adverse Effect” qualifications, contained in such representations and warranties shall be disregarded and have no force or effect); and

(b)           any Assumed Liabilities or Assigned Contracts arising out of circumstances existing after the Closing Date;

(c)           Taxes of Buyer to the extent provided in Section 2.6.

(d)           Liabilities of Buyer or Parent arising from or relating to the ownership or actions or inactions of Buyer and Parent or the conduct of the Business on or after the Closing; and

(e)           any and all Damages suffered or incurred by Seller Indemnitee by reason of or in connection with any claim or cause of action of any third party prior to the extent arising out of the operation of the Business on or after the Closing.

To the extent that Buyers or Parent’s undertakings set forth in this Section 9.2 may be unenforceable, Buyer and/or Parent shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Damages incurred by Seller Indemnities.

9.3           Notice and Opportunity to Defend.  If any action, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee or any Seller Indemnitee (the “Indemnitee”) in respect of which such Indemnitee proposes to demand indemnification, such Indemnitee shall notify the party obligated to provide indemnification pursuant to Section 9.1 or Section 9.2 (the “Indemnifying Party”) thereof within a reasonably prompt period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall only affect the Indemnitee’s right to indemnification hereunder to the extent that the Indemnifying Party’s interests are actually and materially prejudiced thereby.  Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice, to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, and to retain counsel in connection therewith; provided, however, that if the Indemnifying Party shall exercise its right to assume such control:

(a)           the Indemnitee may, in its sole discretion and at its own expense, employ separate counsel to represent it in any such matter, and in such event counsel selected by the Indemnifying Party shall be required to cooperate with such counsel of the Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnitee;

(b)           for any subject matter, the Indemnitee will, at its own expense, make available to the Indemnifying Party those employees of the Indemnitee or any Affiliate of the Indemnitee whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the business activities of the Indemnitee and its Affiliates;

(c)           the Indemnifying Party shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed;

(d)           in the event that any action, suit, proceeding, claim, liability or assessment (or the compromise or settlement thereof) involves a claim for (i) injunctive relief that affects or could reasonably be expected to affect the Business in material any respect, or (ii) a claim for damages (or a claim that could reasonably be expected to result in damages) in excess of limitations set forth in Section 9.5(c) and Section 9.5(g), Parent shall have the right to control the defense and settlement thereof, at the sole cost and expense of the Indemnified Party (subject to the limitations set forth in Article IX and subject to the Indemnified Party’s right to make a claim for Damages in respect of such cost and expense if appropriate); provided, however, that Parent shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

9.4           Remedies.  Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically provided in this Agreement (including, without limitation, the immediately succeeding sentence), following the Closing Date, in the absence of fraud or intentional misrepresentation (a “Fraud Claim”), the sole and exclusive remedy of both Buyer and Seller with respect to any breach of any representation or warranty contained in this Agreement, or any Ancillary Agreement or in any agreement, certificate, instrument or other document entered into in connection herewith at the Closing or any covenant or agreement in this Agreement, shall be restricted to the indemnification rights set forth in this Article IX.  Nothing contained in this Article IX or elsewhere in this Agreement shall limit the liability of either Party under this Agreement if this Agreement is terminated pursuant to Section 10.1 or otherwise, or if the transactions contemplated hereby shall not be consummated for any reason.  The foregoing notwithstanding, except for a Fraud Claim, a Party shall have no further obligations under this Article IX with respect to Damages arising from a breach of a representation or warranty contained in Article III or Article IV in the event the other Party waives in writing such Party’s satisfaction of the closing condition under Section 7.1(a) or Section 7.2(a), as the case may be, due to such breach and closes the transaction.

9.5           Certain Limitations.  The liability of the Seller, Parent or the Buyer, as applicable, for claims under this Agreement shall be limited by the following:

(a)           At any time after the applicable Survival Date for a representation and warranty, (i) the Seller shall have no further obligations under this Article IX for breaches of such representations and warranties of the Seller, except for Damages with respect to which the Buyer Indemnitee has timely given the Seller written notice prior to such date in accordance with Sections 8.1 and 9.3 and (ii) the Buyer shall have no further obligations under this Article IX for breaches of such representations and warranties of the Buyer, except for Damages with respect to which the Seller Indemnitee has given the Buyer written notice prior to such date in accordance with Sections 8.1 and 9.3.

(b)           Notwithstanding anything to the contrary herein, except with respect to Fraud Claims, any claim by a Buyer Indemnitee against Seller pursuant to Section 9.1(a) shall be payable by Seller only in the event that the accumulated amount of Damages in respect of Seller’s obligations to indemnify the Buyer Indemnitees under this Agreement shall exceed $100,000 in the aggregate (the “Seller Indemnification Threshold”); provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Seller shall exceed the Seller Indemnification Threshold, Seller shall thereafter be liable for all Damages suffered or incurred by the Buyer Indemnitees in excess of such initial $100,000 of Damages.

(c)           Notwithstanding anything to the contrary herein, except with respect to Fraud Claims (for which there shall be no limitation), in no event shall the maximum aggregate liability of Seller in respect of any claims by the Buyer Indemnitees against Seller pursuant to

Section 9.1(a) for Damages suffered or incurred by any Buyer Indemnitees exceed 10% of the value of the Purchase Price (as adjusted pursuant to Section 2.4), except that with respect to Damages suffered or incurred by any Buyer Indemnitee due to a breach of Section 3.16 the maximum aggregate liability of Seller shall be 20% of the value of the Purchase Price (as adjusted pursuant to Section 2.4).

(d)           Notwithstanding anything to the contrary herein, the limitations contained in this Section 9.5 shall not apply to claims for indemnification by Buyer Indemnitees against Seller in pursuant to Sections 9.1(b), 9.1(c), 9.1(d), and 9.1(e); provided, however, that except for Fraud Claims, Buyer’s or Parent’s (or any Buyer Indemnitee’s) right to make a claim for indemnification under Sections 9.1(b), 9.1(c), 9.1(d), and 9.1(e) shall expire with respect to such claims which are not made on or prior to the date five years following the Closing Date.

9.6           Environmental Covenants.  The obligations and rights of the Buyer Indemnitees and Seller Indemnitees with respect to indemnification for Environmental Liabilities under this Article IX (whether as an Excluded Liability, Assumed Liability or as a result of a representation or warranty made in this Agreement), collectively the “Environmental Covenants,” are in addition to, independent from, and severable from the rights and obligations of said parties under all other provisions of this Agreement.  It is expressly acknowledged by all parties hereto that neither the acts or omissions of any party hereto, nor any failure of any condition or breach of a representation contained in this Agreement, any Ancillary Agreements, or any other agreements entered into in connection therewith, shall impair the rights of Seller Indemnitees or Buyer Indemnitees to enforce the Environmental Covenants for their benefit, it being understood that the Environmental Covenants are being given in consideration of the closing of the transactions contemplated by this Agreement.  The Environmental Covenants shall survive the sale, transfer, assignment, or hypothecation of any ownership interest in a party benefited hereby or obligated hereunder and the sale, transfer, assignment, or hypothecation of the business activities of the Facility or Purchased Assets or the real property at which the Facility is located, or any portion thereof or interest therein, by any Parent, Buyer or Seller to any Person.

9.7           Escrow.  With respect to any claims for indemnification, Buyer shall first proceed against the Escrow with respect to claims Buyer has for indemnification pursuant to this Section 9.  In the event the Escrow is not sufficient to satisfy any valid indemnification claim of Buyer, or in the event such claim is made in accordance with the provisions of this Section 9 after the Escrow has terminated and recourse to such claim properly be made beyond the escrow, then Seller shall remain obligated to satisfy such indemnification claim of Buyer in full (subject to the other limitations in this Article IX).

ARTICLE X

TERMINATION

10.1         Termination of the Agreement.  The Parties may terminate this Agreement as provided below:

(a)           Parent and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b)           Parent or Seller may terminate this Agreement by written notice if the Closing has not occurred by January 31, 2006; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           Parent or Seller may terminate this Agreement by written notice if: (i) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

(d)           Parent or Seller if (i) there shall be a final nonappealable order of a court competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal.

(e)           Parent may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would (i) prohibit Parent’s or Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or (ii) compel Parent or Buyer to dispose of or hold separate all or a material portion of the business or assets of Parent or Seller as a result of the transactions contemplated by this Agreement;

(f)            Parent may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(g)           Seller may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of

Parent or Buyer and such breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

(h)           Parent may terminate this Agreement by written notice if an event having a Material Adverse Effect or that may be expected to have a Material Adverse Effect on the Business or on the Purchased Assets shall have occurred after the date of this Agreement.

10.2         Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Section 5.8 (confidentiality) and Article XI (miscellaneous) shall survive termination.

ARTICLE XI

MISCELLANEOUS

11.1         Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (a) either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its reasonable efforts to advise the other Parties prior to making the disclosure) and (b) Seller may correspond with third parties in writings in form and substance reasonably satisfactory to Parent with respect to obtaining consents from such parties pursuant to Section 7.1(f).

11.2         No Third-Party Beneficiaries.  Except as provided in Article IX with respect to indemnification, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

11.3         Entire Agreement and Modification.  This Agreement (including the exhibits hereto) and the Ancillary Agreements constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof..

11.4         Amendment.  This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

11.5         Waivers.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that so long as Parent remains liable for all obligations under this Agreement, Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

11.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.8         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9         Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) three Business Days after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) one Business Day after the Business Day of facsimile transmission, if delivered by facsimile transmission with copy by Federal Express or similar overnight courier, freight prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent or Buyer:

Sanmina-SCI Corporation

2700 North First Street

San Jose, CA 95134

Attention: Robin Walker, Senior Vice President, Corporate Development

Steven Jackman, Vice President and Corporate Counsel

Telephone No.:  (408) 964-3500

Facsimile No.:   (408) 964-3636

Copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California  94304

Attention:  Christopher D. Mitchell, Esq.
Facsimile No.:  (650) 493-6811

If to Seller:

Marshall Mohr

Chief Financial Officer

Adaptec, Inc.

691 S. Milpitas Boulevard

Milpitas, CA  95035

Fax:  (408) 957-1682

Copy to:

Randy Gast

Vice President of Global Operations

Adaptec, Inc.

691 S. Milpitas Boulevard

Milpitas, CA  95035

Fax:  (408) 957-7185

Copy to:

Fenwick & West LLP

275 Battery Street, Suite 1600

San Francisco, California 94111

Attention: Samuel B. Angus, Esq.

Facsimile No.:  (415) 281-1350

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other Parties pursuant to the provisions above.

11.10       Governing Law.  This Agreement shall be governed in all respects solely by the substantive laws of the State of California, without regard to conflicts of laws or the choice of law principles of any jurisdiction including the State of California, and without the need of any Party to establish the reasonableness of the relationship between the laws of the State of California and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of California.  Notwithstanding the foregoing, the Employee Secondment Agreement and the Facility Transfer Agreement will be governed by the laws of the Republic of Singapore.

11.11       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12       Expenses.  Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13       Construction.

(a)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(b)           Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

11.14       Seller Disclosure Letter.

(a)           The disclosures in Seller Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and to any other representation or warranties in this Agreement to the extent it is readily apparent that such disclosures relate to such other representations and warranties.

(b)           Statements contained within the Seller Disclosure Letter shall be deemed to be representations and warranties under this Agreement.

11.15       Attorneys’ Fees.  If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.16       Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.17       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.18       Consent to Jurisdiction.  Subject to Section 11.2 above, the competent court in Santa Clara, California (the “Competent Court”) (and not any other court in any state or country) shall have exclusive jurisdiction in connection with this Agreement.  Subject to Section 11.2 above, each Party hereby irrevocably submits to the exclusive jurisdiction of the Competent Court in any action or proceeding arising out of or relating to this Agreement and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in the Competent Court or that the Competent Court is an inconvenient forum.

11.19       Schedules and Exhibits.  The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule only if a specific cross reference is made thereto or if it is readily apparent that such disclosure should apply to such other Schedule.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

Parent:	SANMINA-SCI CORPORATION

	By:	/s/ Jure Sola
	Name:	Jure Sola
	Title:	Chief Executive Officer

Buyer:	SANMINA-SCI SYSTEMS SINGAPORE PTE. LTD.

	By:	/s/ Jure Sola
	Name:	Jure Sola
	Title:	Chief Executive Officer

Seller:	ADAPTEC MANUFACTURING (S) PTE. LTD.

	By:	/s/ Marshall Mohr
	Name:	Marshall Mohr
	Title:	VP&CFO, Adaptec, Inc.

Exhibit A

Transition Services Agreement

(See Tab 4)

2

Exhibit B

Employee Secondment Agreement

(See Tab 5)

3

Exhibit C

Facility Transfer Agreement

(See Tab 6)

4

Exhibit D

Manufacturing Services and Supply Agreement

(See Tab 7)

5